Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

HD Partners Acquisition Corporation

We hereby consent to the use in Amendment No. 1 to the Prospectus constituting part of the Registration Statement on Form S-1 of our report dated December 16, 2005 on the financial statements of HD Partners Acquisition Corporation as of December 13, 2005 and for the period from December 6, 2005 (inception) to December 13, 2005 which appears in such Prospectus.  We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

January 23, 2006